Exhibit 10.16

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment and Non-Competition Agreement (this “Agreement”), dated January 14, 2011, by and between Univision Communications Inc., a Delaware corporation (the “Company”), a wholly owned subsidiary of Broadcasting Media Partners, Inc., a Delaware corporation (the “Parent”), and Randel A. Falco (the “Executive”).

WHEREAS, the Company desires that Executive become employed by, and Executive desires to be employed by, the Company effective as of January 17, 2011 (the “Effective Date”).

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement. Executive’s employment with the Company shall commence on the Effective Date and shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until December 31, 2015 (the “Initial Term”). On December 31, 2015 and on each anniversary thereof until December 31, 2018 (the “Expiration Date”), the term of employment under the Agreement shall be automatically extended for an additional twelve-month period (the Initial Term, together with any extension, the “Employment Period”), provided, that the Employment Period shall not automatically extend beyond the Expiration Date and shall expire and terminate (unless earlier in accordance with the terms hereof) on the Expiration Date. Either the Company or Executive may elect to terminate the automatic extension of the Employment Period by giving written notice of such election to the other party not less than six (6) months prior to the end of the then current Employment Period. In the event Executive continues in employment after the expiration of the Employment Period, such employment shall be “at will” employment and may be terminated at any time by either party on written notice, but without Sections 5 and 6 hereof applying thereto, provided, that Sections 8 and 9 hereof shall continue to apply.

2. Duties. During the Employment Period, Executive shall serve on a full-time basis and perform services in a capacity and in a manner consistent with Executive’s position for the Company and any entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (an “Affiliate”). Executive shall have the title of Executive Vice President Chief Operating Officer of the Company and shall serve in positions of similar seniority with the Company and its Affiliates as the Chief Executive Officer of the Company (the “Chief Executive Officer” or “CEO”) may determine. Executive will be elected as a corporate officer of the Company at the Company’s first quarter 2011 meeting of the Company’s board of directors (the “Board”), and, if the Parent becomes a public reporting company with regard to its common stock under Section 12 of the Securities Exchange Act of 1934, as amended, Executive shall be named a corporate officer of the Parent with the aforesaid title. In the position of Executive Vice President Chief Operating Officer,

Executive shall have the duties of overseeing and being accountable for Advertising Sales, Sales Planning and Pricing, Distribution Sales, Univision Local Media (i.e., local television and radio stations), Corporate Marketing and Research, Corporate Business Development and such other duties, authorities and responsibilities that are not inconsistent with Executive’s position as the Chief Executive Officer may designate from time to time. Executive will report directly to the Chief Executive Officer, provided, that, if the chief executive officer of the Parent materially directs the operations of the Parent, the Company and Affiliates on a day to day basis and the chief executive officer of the Parent and the chief executive officer of the Company are different persons, then Executive will report directly to the chief executive officer of the Parent rather than to the chief executive officer of the Company and references herein to the “Chief Executive Officer” and the “CEO” shall mean the chief executive officer of the Parent and not that of the Company. Executive shall devote Executive’s entire business time and attention and Executive’s good faith efforts (excepting vacation time, holidays, sick days and periods of disability) to Executive’s employment and service with the Company and its Affiliates; provided, however, that this Section 2 shall not be interpreted as prohibiting Executive from managing Executive’s personal investments (so long as such investment activities are of a passive nature) or engaging in charitable or civic activities, so long as such activities in the aggregate do not (i) materially interfere with the performance of Executive’s duties and responsibilities hereunder or (ii) create a fiduciary conflict.

3. Location Of Employment. Executive’s principal place of employment shall be in the New York, NY metropolitan area, subject to reasonable business travel consistent with Executive’s duties and responsibilities.

4. Compensation.

4.1 Base Salary.

(a) In consideration of all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary (the “Base Salary”) at an annual rate of $975,000 during the Employment Period. Executive’s Base Salary will be reviewed annually (but will not decrease, except in the event of an across the board reduction applicable to substantially all senior executives of the Company, including the Chief Executive Officer and the Chief Financial Officer of the Company, in which case such Base Salary may be reduced by the same percentage as reduced that of the Chief Executive Officer’s base salary).

(b) The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees and shall be subject to all required withholding taxes, FICA and FUTA contributions and similar deductions.

4.2 Annual Bonus. Executive shall be eligible for an annual target bonus of 150% of Base Salary for each fiscal year during the Employment Period, subject to the satisfaction of performance and other criteria (including discretionary components in accordance with Company practices) established by the Chief Executive Officer in good faith and in consultation with the compensation committee of the Board or the compensation committee of the board of directors of the Parent (the “Parent Board”), as applicable (the compensation committee of the Board or the Parent Board, as applicable, referred herein, as the “Compensation Committee”), and approved by the Compensation Committee to the extent required by the Company’s or the Parent’s governance practices, that shall be evaluated by the Chief Executive Officer, and to the extent required by the Company’s or the Parent’s governance practices, the Compensation Committee, following the end of the applicable fiscal year. Annual bonuses, if any, shall be paid in the calendar year next following the year in which it is earned when bonuses are paid to other executives.

4.3 Equity Grants. Executive shall be eligible for consideration for equity grants, which grants shall be made in the sole discretion of the compensation committee of the Parent Board from time to time. Within thirty (30) days from Executive’s commencement of employment with the Company, Executive shall receive an initial grant of a nonqualified stock option in the form of stock option award agreement attached hereto as Exhibit B.

4.4 Vacation. Executive shall be entitled to twenty (20) annual paid vacation days, which shall accrue and be useable by Executive in accordance with Company policy, as may be in effect from time to time.

4.5 Benefits. During the term of Executive’s employment under this Agreement, Executive shall be entitled to participate in any benefit plans, including medical, disability and life insurance (but excluding any severance or bonus plans unless specifically referenced in this Agreement) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those generally made available to other senior employees of the Company, to the extent Executive may be eligible to do so under the terms of any such Benefit Plan. Executive understands that any such Benefit Plans may be terminated or amended from time to time by the Company in its sole discretion.

5. Termination. Executive’s employment hereunder may be terminated as follows:

5.1 Automatically in the event of the death of Executive;

5.2 At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive. As used herein, the term Disability shall mean a physical or mental incapacity or disability which has rendered, or is likely to render, Executive unable to perform Executive’s material duties for a period of 180 days in any twelve-month period as determined by a medical physician selected by the Company and that is reasonably acceptable to Executive (and such acceptance shall not be unreasonably withheld). Notwithstanding the foregoing, the Company assigning Executive’s duties to another Company employee during any such period of absence shall not constitute a material breach of this Agreement or an event for Good Reason (as defined below).

5.3 At the option of the Company for Cause (as defined in Section 6.4), on prior written notice to Executive;

5.4 At the option of the Company at any time without Cause (provided that the assignment of this Agreement to and assumption of this Agreement by the purchaser of all or substantially all of the assets of the Company shall not be treated as a termination without Cause under this Section 5.4);

5.5 At the option of Executive for Good Reason (as defined in Section 6.5), on prior written notice to the Company in accordance with Section 6.5; or

5.6 At the option of Executive without Good Reason, on ninety (90) days prior written notice to the Company (which the Company may, in its sole discretion, make effective as a termination without Good Reason earlier than the termination date provided in such notice).

6. Severance Payments.

6.1 Termination Without Cause, Termination by Executive for Good Reason or Non-Renewal by the Company. If Executive’s employment is terminated at any time during the Employment Period by the Company without Cause (and not for death or Disability), by Executive for Good Reason, or by the Company electing to not renew the then current Employment Period in accordance with Section 1 above (for the avoidance of doubt, the Employment Period terminating and expiring on the Expiration Date in accordance with Section 1 above shall not be deemed a non-renewal by the Company), subject to Section 6.6 hereof, Executive shall be entitled to:

(a) within thirty (30) days following such termination, payment of Executive’s accrued and unpaid Base Salary through the date of termination, Executive’s accrued and unused vacation days as of the date of termination and reimbursement of expenses under Section 7 hereof,

(b) subject to Section 12.7(b) hereof, (i) if such termination occurs within two years following the Effective Date, an amount equal to twelve (12) months of Executive’s monthly Base Salary, payable at the same time Base Salary would be paid over the twelve (12) month period following termination if Executive had remained employed with the Company or (ii) if such termination occurs anytime following the second anniversary of the Effective Date, an amount equal to twenty-four (24) months of Executive’s monthly Base Salary payable, at the same time Base Salary would be paid over the twenty-four (24) month period following termination if Executive had remained employed with the Company; provided that the first payment shall be made on the sixtieth (60th) day after Executive’s “separation from service” and shall include payment of any amounts that would otherwise be due prior thereto;

(c) any annual bonus earned with respect to a fiscal year ending prior to the date of such termination but unpaid as of such date, payable at the same time in the year of termination as such payment would be made if Executive continued to be employed by the Company;

(d) a pro-rata portion of Executive’s annual bonus for the fiscal year in which Executive’s termination occurs based on actual results for such year as if Executive had been continually employed throughout the entire fiscal year (determined by multiplying the amount of such annual bonus, if any, which would be due for the full fiscal year by a fraction, the number of which is the number of days during the fiscal year of termination that Executive is employed with the Company and the denominator of which is 365), payable at the same time during the following calendar year as such payment would have been made if Executive continued to be employed with the Company;

(e) subject to Section 12.7(b) hereof and Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to Executive each month an amount equal to the monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans as in effect from time to time less the amount of Executive’s portion of the premium as if Executive was an active employee until the earliest of: (i) twenty-four (24) months (or twelve (12) months if Executive’s termination occurs within two years following the Effective Date) after the date of Executive’s termination of employment; (ii) the date Executive is no longer eligible for benefits under COBRA; or (iii) the date Executive obtains other employment that offers medical benefits, provided, that the first payment of any amount described in this Section 6.1(e) shall be paid on the sixtieth (60th) day following Executive’s termination of employment and shall include any amounts due prior thereto; and

(f) any other amounts or benefits due Executive in accordance with the Company’s benefit plans, programs or policies (other than severance) and Executive shall also be entitled to treatment of Executive’s equity awards as provided in the applicable equity plan or award agreement.

6.2 Death or Disability. Upon the termination of Executive’s employment due to death or Disability, Executive or Executive’s legal representatives shall be entitled to receive payments and benefits described under Sections 6.1(a), (c), (d) and (f) hereof.

6.3 Termination for Cause, Termination by Executive without Good Reason or Non-Renewal by Executive. Except for the payments and benefits described in Sections 6.1(a) and (f), Executive shall not be entitled to receive severance benefits after the last date of employment with the Company upon the termination of Executive’s employment hereunder by the Company for Cause pursuant to Section 5.3, by Executive without Good Reason pursuant to Section 5.6 or by Executive’s non-renewal of the then current Employment Period in accordance with Section 1 above.

6.4 Cause Defined. For purposes of this Agreement, the term “Cause” shall mean:

(a) Executive’s willful failure to perform the services hereunder or to follow the lawful direction of the CEO after written notice and an opportunity to cure;

(b) theft, fraud, dishonesty or material breach of fiduciary duty with regard to the Company or its Affiliates or in connection with Executive’s duties;

(c) Executive’s indictment for, conviction of (or pleading guilty or nolo contendere in respect of a felony or any lesser offense involving fraud, moral turpitude or material dishonesty);

(d) willful misconduct or material breach of the Company’s Code of Conduct or similar written policies, with regard to the Company, any of its Affiliates, or any employees, officers or directors thereof or in connection with performance of Executive’s duties;

(e) willful misconduct unrelated to the Company or its Affiliates having, or likely to have, a material negative impact on the Company (economically or reputation wise);

(f) material breach by Executive of any of the provisions of this Agreement which (if curable) is not cured within fifteen (15) days of written notice; or

(g) as provided in Section 12.1 hereof.

6.5 Good Reason Defined. For purposes of this Agreement, the term “Good Reason” shall mean, without Executive’s prior written consent:

(a) any material diminution in Executive’s responsibilities, authorities or duties;

(b) any material reduction in Executive’s Base Salary or target bonus opportunity (except in the event of an across the board reduction pursuant to Section 4.1(a) above);

(c) any requirement that Executive relocate his principal place of employment from the New York, NY metropolitan area; or

(d) any material breach by the Company of its obligations to Executive under this Agreement, including, but not limited, to a material and adverse change in Executive’s title;

provided, that, in each case, any resignation for Good Reason requires notice by Executive to the Company within sixty (60) days of the first occurrence of such Good Reason event stating such specific facts and circumstances and the Company shall have an opportunity to cure such circumstances within thirty (30) days of receipt of such notice. For the avoidance of doubt, Good Reason shall not exist hereunder unless and until the thirty-day cure period following receipt by the Company of Executive’s written notice expires and the Company shall not have cured such circumstances, and in such case Executive’s employment shall terminate for Good Reason on the day following expiration of such thirty-day cure period.

6.6 Conditions to Payment. All payments and benefits due to Executive under this Section 6 which are not otherwise required by law shall only be payable if Executive (or Executive’s beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims in the form attached hereto as Exhibit A, provided, if necessary, such general release may be updated and revised to comply with applicable law to achieve its intent. Such general release shall be executed and delivered (and no longer subject to revocation) within sixty (60) days following termination. Failure to timely execute and return such release or revocation thereof shall be a waiver by Executive of Executive’s right to severance. In addition, severance shall be conditioned on Executive’s compliance with Section 8 hereof as provided in Section 9 below.

6.7 No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 6, upon termination of employment Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.

7. Reimbursement of Expenses. The Company shall reimburse Executive for reasonable and necessary expenses actually incurred by Executive directly in connection with the business and affairs of the Company and the performance of Executive’s duties hereunder, upon presentation of proper receipts or other proof of expenditure and in accordance with the guidelines and limitations established by the Company from time to time. Such reimbursement shall be made promptly upon presentation of reports and proper documentation but in any event prior to the end of the calendar year following the calendar year in which incurred. When traveling for Company business, Executive shall be entitled to first-class airfare, subject to Company travel policies on limited distance air travel.

8. Restrictions on Activities of Executive.

8.1 Non-Competition. During employment and for the two (2) year period commencing on the date Executive’s employment with the Company ends, Executive agrees that Executive shall not be directly or indirectly employed by, engaged by or provide services to or own or have a right to acquire the equity of any of the following companies or business units: Telemundo, TV Azteca, Televisa, Spanish Broadcasting System, Entravision Communications, Liberman Broadcasting, Yahoo! En Español, Terra, AOL Latino, Equity Broadcasting, Fisher Broadcasting, or Venevision, as well as to any successors thereto and spinoffs therefrom, or any Qualified Hispanic Media Company (as hereinafter defined) (collectively “Competitors”). For purposes hereof, a “Qualified Hispanic Media Company” shall mean a media company, or a particular media company business unit, that is primarily focused and targeted to the Hispanic market or that derives more than 50% of its media sales revenues from media sales for media that is targeted to the Hispanic market. To be clear, if a business unit of a larger company falls within the definition of a Qualified Hispanic Media Company, then, except as provided in the next sentence, Executive would be restricted from being employed by, being engaged by or providing services (other than incidentally) to that particular business unit, but Executive may still be employed by, be engaged by or provide services directly to the larger company so long as Executive’s duties do not involve (other than incidentally) the business unit that is a Qualified Hispanic Media Company. Notwithstanding the foregoing, Executive may be the chief executive officer or chief operating officer (provided that all operating units, directly or indirectly, report to such position) of the most senior parent company or holding company of a group of affiliated entities (the “Affiliated Group”) that may have Competitors in such Affiliated Group, provided, that (i) such Competitors constitute less than twenty percent (20%) of the revenues of the Affiliated Group in the aggregate for the fiscal year immediately prior to the year in which Executive provides services to the Affiliate Group (as adjusted if Executive provides services in connection with a planned acquisition of a Competitor) and (ii) (A) such Competitors do not report directly to Executive and (B) Executive does not manage such Competitors other than in the normal course in the same manner as Executive manages other entities that are not Competitors in the Affiliated Group. Executive may hold passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than one percent (1%) of the equity of such enterprise. The foregoing shall not create any exception to the requirement to devote Executive’s entire business time to the performance of Executive’s duties while employed hereunder.

8.2 Non-Solicitation. Executive covenants and agrees that during employment and for a period of one (1) year after the termination of Executive’s employment under this Agreement, Executive shall not directly or indirectly influence or attempt to influence or solicit present or future employees, performers or independent contractors of the Company or any of its Affiliates to restrict, reduce, sever or otherwise alter their relationship with the Company or such Affiliates or assist any other person to do so. Executive covenants and agrees that during employment and for a period of one (1) year following the date of termination of Executive’s employment, Executive shall not directly or indirectly hire any employees of the Company or any of its Affiliates or assist any other person in doing so. The restrictions in this Section 8.2 shall not apply with regard to (i) general solicitations that are not specifically directed to employees of the Company or any Affiliate (but the restrictions shall still apply to the hiring of any person who responds to such general solicitation), (ii) serving as a reference at the request of an employee or (iii) actions taken in the good faith performance of Executive’s duties for the Company.

8.3 Confidentiality. Executive shall not, during the Employment Period or at any time thereafter directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors and employees of the Company or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below). Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice, to the extent reasonably possible, of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order.

“Confidential Information” means any information with respect to the Company or any of its Affiliates, including methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, that, there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, or (iii) is required to be disclosed by law, court order or other legal process and Executive gives the Company prompt written notice of the receipt thereof and the opportunity to seek a protective order.

8.4 Assignment of Inventions. Executive agrees that during employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or the

Business (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Executive or any of Executive’s assignees. Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during employment with the Company.

Whether during or after the Employment Period, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

8.5 Return of Company Property. Within ten (10) days following the date of any termination of Executive’s employment, Executive or Executive’s personal representative shall return all property of the Company and its Affiliates in Executive’s possession, including but not limited to all Company-owned computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its Affiliates, its customers and clients or its prospective customers and clients, provided, that, if Executive has not returned all property of the Company and its Affiliates within such ten (10) day period because Executive, in good faith, was not aware of Executive’s possession thereof, then Executive shall return such property to the Company promptly upon discovery that Executive has such property, and such failure to return such property within such ten (10) day period shall not be a violation of the obligation to do so. Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include confidential information (other than contact information), including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, provided that only copies may be taken and the originals shall be left with the Company, (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company which he received in Executive’s capacity as a participant.

8.6 Resignation as an Officer and Director. Upon any termination of Executive’s employment, Executive shall be deemed to have resigned, to the extent applicable, if any, as an officer of the Company and any of its Affiliates, a member of the Board and of the board of directors of any of the Company’s Affiliates and as a fiduciary of any Company or Affiliate benefit plan. On or immediately following the date of any termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).

8.7 Cooperation. During and following the Employment Period, Executive shall give Executive’s assistance and cooperation willingly, upon reasonable advance notice (which shall include due regard to the extent reasonably feasible for Executive’s prior commitments), in any matter relating to Executive’s position with the Company and its Affiliates, or Executive’s knowledge as a result thereof as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s (or an Affiliate’s) defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he was involved or had knowledge by virtue of Executive’s employment with the Company. In any event, any request of such cooperation following the termination of employment shall take into account Executive’s other personal and business commitments to the extent reasonably feasible. The Company will reimburse Executive for reasonable travel costs and expenses incurred by him (in accordance with Company policy) as a result of providing such assistance, upon the submission of the appropriate documentation to the Company.

8.8 Non-Disparagement.

(a) During his employment with the Company and its Affiliates and for three (3) years thereafter, Executive agrees not to disparage or encourage or induce others to disparage the Company, any Affiliate, any of their respective employees that were employed during Executive’s employment with the Company or its affiliates (except in the good faith performance of Executive’s duties to the Company) or any of their respective past and present, officers, directors, products or services (the “Company Parties”). For purposes of this Section 8.8(a), the term “disparage” includes, without limitation, comments or statements to the press, to the Company’s or any Affiliate’s employees or to any individual or entity with whom the Company or any Affiliate has a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, damage any of the Company Parties in more than a de minimis manner. Notwithstanding the foregoing, nothing in this Section 8.8(a) shall prevent Executive from (i) making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over Executive, (ii) making normal competitive statements during any period after the termination of Executive’s employment, (iii) making any statements in the good faith performance of Executive’s duties to Company, and (iv) rebutting any statements made by the Company or its Affiliates or their respective officers, directors or employees.

(b) The Company agrees that it shall direct the Chief Executive Officer, the Chief Financial Officer of the Company, its senior human resources officer and it senior public relations officer (while they serve in such capacities) upon Executive’s termination of employment, for three (3) years thereafter, other than in the good faith performance of their duties or as legally or fiduciarilly required in their good faith judgment, not to disparage or encourage or induce others to disparage Executive, provided that such direction shall except any: (i) truthful statements to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator or mediator or legislative body (including the committee thereof) with apparent jurisdiction over the Company or its Affiliates or the applicable officer; (ii) normal competitive statements during any period after the termination of Executive’s employment, or (iii) rebuttals of any statements made by Executive. For purposes of this Section 8.8(b), the term “disparage” includes, without limitation, comments or statements to the press or to any individual or entity with whom Executive has a business relationship, or any public statement, that in each case is intended to, or can be reasonably expected to, damage Executive in connection with his then current or future employment or business relationships. For clarity, terminating Executive, informing persons that Executive is no longer with the Company or its Affiliates or only confirming on reference requests Executive’s dates of employment, position and Base Salary shall not be deemed disparaging of Executive.

8.9 Tolling. In the event of any violation of the provisions of this Section 8, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

8.10 Survival. This Section 8 shall survive any termination or expiration of this Agreement or employment of Executive.

9. Remedies. It is specifically understood and agreed that any breach of the provisions of Section 8 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a breach or threatened breach of Section 8 above, the Company shall be entitled to enforce the specific performance of this Agreement by Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated. Furthermore, in the event of any breach of the provisions of Section 8.1 or 8.2 above or a material and willful breach of any other provision in Section 8 above (the “Forfeiture Criteria”), the Company shall be entitled to cease making any severance payments being made hereunder, and in the event of a breach of any provision of Section 8 above that satisfies the Forfeiture Criteria and that occurs while Executive is receiving severance payments in accordance with Section 6 above (regardless whether the Company discovers such breach during such period of severance payment or anytime thereafter), the Company shall be entitled to recover any severance payments, beyond one month’s Base Salary, made to Executive.

10. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

11. Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

Univision Communications Inc.

605 Third Avenue

New York, NY 10158

Attn: Chief Executive Officer

With copies to (which shall not constitute notice):

Univision Communications Inc.

5999 Center Drive

Los Angeles, CA 90045

Attn: General Counsel

If to Executive:

The last address shown on records of the Company

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 11.

12. Miscellaneous.

12.1 Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on his activities on behalf of the Company as a result of agreements into which Executive has entered except for obligations of confidentiality with former employers. To the extent this representation and warranty is not true and accurate, it shall be treated as a Cause event and the Company may terminate Executive for Cause or not permit Executive to commence employment.

12.2 No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due Executive under this Agreement on account of future earnings by Executive, except as provided in Section 6.1(d) hereof.

12.3 Entire Agreement; Amendment. Except as otherwise expressly provided herein and as further set forth in the grant agreement of any equity awards, this Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

12.4 Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company’s assets. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

12.5 Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

12.6 Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

12.7 Code Section 409A.

(a) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12.7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

12.8 Arbitration. If any contest or dispute arises between the parties with respect to this Agreement or Executive’s employment or termination thereof, other than injunctive and equitable relief with regard to Section 9 hereof, such contest or dispute shall be submitted to binding arbitration for resolution in New York, New York in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) then in effect. The decision of the arbitrator shall be final and binding on the parties and may be entered in any court of applicable jurisdiction. The parties shall bear their own legal fees in any arbitration and shall split the fees of the AAA and the arbitrator, provided, that, if the arbitrator determines that Executive is the prevailing party in the dispute, then the Company shall reimburse Executive for his reasonable legal or other fees and expenses incurred in such arbitration in such amount as determined and awarded by the arbitrator within sixty (60) days following the date such determination is no longer subject to appeal.

12.9 Indemnification; Liability Insurance. Executive shall be indemnified and covered under a directors and officers liability insurance policy to the extent provided in the Company’s bylaws and/or the Indemnification Agreement with the Company and certain other Affiliates of even date herewith.

12.10 Attorney Fees. The Company shall promptly pay or reimburse Executive for reasonable legal fees incurred up to $30,000 in connection with the negotiation and drafting of this Agreement and the equity grants referred in Section 4.3 above, subject to Section 12.7(c) hereof and Executive’s request for reimbursement that is accompanied by evidence that the fees and expenses were incurred.

12.11 Code Section 280G. In the event that the stock of the Company is not publicly traded and the exemption described in Code Section 280G(b)(5) would apply to payments by the Company to Executive in connection with a change in control (as defined in Section 280G of the Code) if the requisite shareholder approval is obtained, then, if Executive waives his rights to receive excess parachute payments in connection with the transaction which could cause excise taxes under Code Section 4999 to apply, the Company shall use reasonable best efforts to, following such waiver, obtain the requisite shareholder approval of any such excess parachute payments. In the event such shareholder approval is obtained, Executive acknowledges and agrees that Executive is not entitled to share in any tax savings resulting from the Company’s deduction of the excess parachute payments.

12.12 Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.

12.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

UNIVISION COMMUNICATIONS INC.

By:	/s/ Joseph Uva
Name:	Joseph Uva
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Randel A. Falco
Randel A. Falco

[SIGNATURE PAGE TO RANDEL FALCO EMPLOYMENT AGREEMENT]

EXHIBIT A

GENERAL RELEASE OF CLAIMS

A general release is required as a condition for receiving the severance payments and benefits described in Section 6 of the Employment Agreement, by and between Univision Communications Inc., a Delaware corporation (“Company”) and Randel A. Falco, effective as of January 17, 2011 (the “Employment Agreement”).

(1)	General. By executing this General Release (“General Release”), you have advised us that you waive any and all claims against the Company, and its subsidiaries and affiliated or related entities, and any and all of their respective predecessors, successors, assigns and employee benefit plans, and in such capacities their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives (collectively, the “Releasees”) and by execution of this General Release you irrevocably and unconditionally release and forever discharge any such claims except as provided in Paragraph 3(d) below.

(2)	Acknowledgment. You hereby agree and acknowledge that the severance pay and benefits under Section 6 of the Employment Agreement exceed any payment, benefit or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company or its Affiliates (as defined in the Employment Agreement) or pursuant to any prior agreement or contract with the Company or its Affiliates.

(3)	Release.

(a)	You understand and agree that this General Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Releasees and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act, Sections 503 and 504 of the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Law, the New York Executive Law, the New York Labor Law, the New York City Administrative Code and any other local, state or federal fair employment laws, and any contract or tort claims.

(b)	It is further understood and agreed that you are waiving any right to initiate an action in state or federal court by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination of employment from the Company that are released hereby. It is also acknowledged that your termination is not in any way related to any work related injury.

(c)	This General Release will not prevent you from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by you for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) shall be barred.

(d)	The sole exceptions to this General Release are: (i) retirement benefits accrued and vested prior to the effective date of your employment termination, (ii) documented, accrued and unpaid wages, benefits and expense reimbursement owing for the period through the effective date of your employment termination, (iii) the accrued and unpaid welfare benefit claims incurred prior to your employment termination, (iv) the benefits specifically provided in Section 6 of the Employment Agreement, (v) treatment of your equity awards as provided in the applicable equity plan or award agreement, (vi) any right to indemnification under applicable corporate law, the Employment Agreement, the by-laws or certificate of incorporation of the Company or any Affiliate, or any agreement between you and the Company or any Affiliate and (vii) any rights as an insured under any director’s and officer’s liability insurance policy.

(4)	Releasors. This General Release is being made by you for yourself and on behalf of your heirs, executors, administrators, dependents, trustees, legal representatives and assigns.

(5)	Restrictive Covenants. You hereby agree that you are still subject to the obligations under Section 8 of the Employment Agreement and such Section 8 and Section 9 of the Employment Agreement shall survive your termination of employment with the Company.

(6)	Enforceability. Based on executing this General Release, it is further understood and agreed that you covenant not to sue to challenge the enforceability of this General Release.

(7)	Consideration Period. The ability to receive compensation and benefits under the terms of the Employment Agreement, as applicable, will remain open for a forty-five (45) (45 days if part of a layoff of two or more individuals) or twenty-one (21) (21 days if a single termination) day period after the later of your termination of employment with the Company and the delivery of this General Release to give you an opportunity to consider the effect of this General Release. At your option, you may elect to execute this General Release on an earlier date. Additionally, you have seven (7) days after the date you execute this General Release to revoke it. As a result, this General Release will not be effective until eight (8) days after you execute it. We also want to advise you of your right to consult with legal counsel prior to executing a copy of this General Release.

You understand that your notice rescinding this General Release must be in writing and hand-delivered or mailed to the Company. If mailed, your notice rescinding this General Release must be:

A. Postmarked within seven (7) days after you sign and deliver this General Release to the Company;

B. Properly addressed to:

Univision Communications Inc.

605 Third Avenue

New York, NY 10158

Attn: Chief Executive Officer

And

C. Sent by certified mail, return receipt requested, postage pre-paid.

(8)	Severability. If any provision of this General Release is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this General Release shall be construed and enforced as if such invalid provisions never had been inserted in the General Release.

(9)	Entire Agreement. This General Release sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to the subject matters contained herein and is legally binding and enforceable. This General Release may not be modified except by a written document, signed by you and by a duly authorized corporate officer of the Company.

(10)	Governing Law. This General Release shall be governed and interpreted under federal law and the laws of the State of New York without regard to principles of conflict of laws.

FINALLY, THIS IS TO EXPRESSLY ACKNOWLEDGE:

•	You have received a list of the ages and job descriptions of the individuals who are eligible to receive severance payments conditioned upon the signing of a similar General Release. (This bullet point only applies if the termination is part of a termination of layoff of a group. Otherwise the Company is not required to give a list of such ages and job descriptions.)

•	You have been provided a period of at least [twenty-one (21) days/forty-five (45) days] within which to consider the terms of this General Release;

•	You have been advised by the Company to consult with an attorney of your choosing in connection with this General Release;

•	You fully understand the significance of all of the terms and conditions of this General Release, and are signing this General Release voluntarily and of your own free will and without reservation or duress and assent to all the terms and conditions contained herein;

•	No promises or representations, written or oral, have been made to you by any person to induce you to sign this General Release other than the promise of payment set forth in Section 6 of the Employment Agreement.

I HEREBY STATE THAT I HAVE CAREFULLY READ THIS GENERAL RELEASE AND THAT I AM SIGNING THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY WITH THE FULL INTENT OF RELEASING THE RELEASEES FROM ANY AND ALL CLAIMS, EXCEPT AS SET FORTH HEREIN. FURTHER, IF SIGNED PRIOR TO THE COMPLETION OF THE FORTY-FIVE (45) OR TWENTY-ONE (21) DAY REVIEW PERIOD, THIS IS TO ACKNOWLEDGE THAT I KNOWINGLY AND VOLUNTARILY SIGNED THIS GENERAL RELEASE ON AN EARLIER DATE.

Date	Randel A. Falco

Please return this fully executed General Release to the address set forth below:

Univision Communications Inc.

605 Third Avenue

New York, NY 10158

Attn: Chief Executive Officer

EXHIBIT B

FORM OF STOCK OPTION AWARD AGREEMENT

[See Attached]

BROADCASTING MEDIA PARTNERS, INC.

2010 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

Participant:	Randel A. Falco

Number of Shares Subject to Option:

42,384 shares of Common Stock, par value $0.001 per share (“Shares”) of Broadcasting Media Partners, Inc. (the “Company”), which shall be allocated into two tranches: 26,613 Tranche 1 Shares (“Tranche 1”) and 15,771 Tranche 2 Shares (“Tranche 2”).

Type of Option:	Nonqualified Stock Option

Exercise Price Per Share:	Tranche 1: $197.95

Tranche 2: $395.90

Grant Date:

Vesting Commencement Date:	January 17, 2011

Date Exercisable:	This Option shall become exercisable for Shares or Restricted Stock as provided in Section 2(a) or Section 2(e) of this Option Award Agreement.

Vesting Schedule:	The Tranche 1 and Tranche 2 Shares subject to this Option shall vest as follows:

One-fifth (20%) of each of the Tranche 1 Shares and Tranche 2 Shares shall vest on each of the first five anniversaries of the Vesting Commencement Date noted above (each such date a “Vesting Date”); provided Participant’s Service has not terminated prior to the applicable Vesting Date and the vesting of any Shares has not been accelerated as provided below. If a fraction of a Share is scheduled to vest on a Vesting Date, then a whole Share shall vest in lieu thereof, and a corresponding adjustment shall be made to the remainder of the Shares scheduled to vest such that no fractional Shares are subject to vesting.

Additional Vesting Terms:

The vesting requirement with respect to the Shares shall be deemed to be satisfied upon the Participant’s termination of Service with Univision Communications Inc. and its subsidiaries and affiliates (“Univision”) without Cause (other than by reason of the Participant’s death or Permanent Disability) or resignation for Good Reason, in each case (i) within the 180 day period immediately preceding a Change of Control and the Participant reasonably demonstrates that such termination is otherwise in connection with or in anticipation of a Change of Control that actually occurs during such 180 day period, or (ii) on or within two (2) years after a Change of Control.

Upon the Participant’s termination of Service with Univision by reason of his death or Permanent Disability, the Participant shall be deemed to have satisfied the vesting requirement as to a pro rata portion (based on the number of calendar days during the year through such date of termination divided by 365) of the Tranche 1 Shares and Tranche 2 Shares subject to this Option that are next eligible to satisfy such vesting requirement.

If the Participant’s employment with Univision is terminated for Cause, the Company shall have the right to purchase any Shares acquired pursuant to the exercise of this Option at the lesser of the Participant’s cost or the Fair Market Value of such Shares; provided, however, that if this Option would be subject to California law (as provided in Section 2(d) of the Agreement), such Company purchase right shall be subject to the additional requirements with respect to Options subject to California law set forth in Section 9(c) of the Agreement; provided, further, that such Company purchase right shall lapse as provided in Section 9(e) of the Agreement. If the Participant resigns after an inquiry by the Company as to the existence of Cause has been initiated and Cause existed as of the date of such resignation, this Option shall not be exercisable and the Company shall have the same right to purchase any Shares acquired pursuant to the exercise of this Option as if the Participant’s employment had been terminated for Cause.

Definitions:	Capitalized terms are defined in the Agreement and in the Plan to the extent not defined in this Notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

This Option is granted under and governed by the terms and conditions of Broadcasting Media Partners, Inc. 2010 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), both of which are hereby made a part of this document (the “Notice”).

BROADCASTING MEDIA PARTNERS, INC.

By:
Name:
Title:

OPTION GRANT

EXHIBIT A

Broadcasting Media Partners, Inc.

2010 Equity Incentive Plan

Option Award Agreement

SECTION 1. GRANT OF OPTION

(a)	Option. On the terms and conditions set forth in this Agreement and the Notice of Stock Option Grant referencing this Agreement (the “Notice”), Broadcasting Media Partners, Inc. (the “Company”) hereby grants to the Participant an option under the terms set forth in the Notice (the “Option”) pursuant to and in accordance with the terms of the Broadcasting Media Partners, Inc. 2010 Equity Incentive Plan (the “Plan”). Each Notice, together with this referenced Agreement, shall be a separate award governed by the terms of this Agreement and the Plan. This Agreement shall apply both to this Option and to the Shares acquired upon the exercise of this Option.

(b)	Adjustment of Award. The number of Shares subject to this Option is subject to adjustment following the occurrence of certain events affecting the Company, as provided in Section 10 of the Plan.

(c)	Equity Incentive Plan and Defined Terms. This Option is granted under and subject to the terms of the Plan. Capitalized terms are defined in the Notice and in the Plan to the extent not defined in this Agreement.

SECTION 2. RIGHT TO EXERCISE

(a)	General. Subject to the conditions set forth in this Agreement, all or part of this Option may be exercised by the Participant (or in the case of the Participant’s death or Permanent Disability, the Participant’s representative) beginning at the earliest of: (i) an Initial Public Offering, (ii) immediately prior to a sale of the underlying Shares in connection with a Change of Control or other Liquidity Event, (iii) the termination of the Participant’s Service, or (iv) ninety (90) days prior to the tenth (10th) anniversary of the date of grant; provided, however, that in each case, this Option may be exercised only to the extent it has vested. The Company shall also have the right not to deliver Shares upon the exercise of this Option if, after the exercise of this Option, the Participant’s Service is terminated for Cause or the Participant resigns after an inquiry as to whether Cause exists has been initiated and Cause existed as of the date of such resignation.

(b)	Vesting. Subject to the conditions set forth in this Agreement, this Option shall vest at the time or times set forth in the Notice.

(c)

Expiration. This Option shall expire on the earliest to occur of the following: (i) the tenth (10th) anniversary of the date of grant; (ii) ninety (90) days following termination of Participant’s Service for any reason other than death, Permanent Disability, Cause, termination without Cause, voluntary resignation with Good Reason, or voluntary resignation without Good Reason prior to the third (3rd) anniversary of the Vesting Commencement Date (as defined in the Notice); (iii) one-hundred eighty one (181) days following termination of Participant’s Service without Cause (other than due to death or Permanent Disability) or by voluntary resignation with Good Reason; (iv) one (1) year following termination of

Participant’s Service due to death or Permanent Disability; and (v) immediately on the date Participant’s Service terminates for Cause or as a result of voluntary resignation without Good Reason prior to the third (3rd) anniversary of the Vesting Commencement Date. Subject to Section 2(e), the Participant (or in the case of the Participant’s death or Permanent Disability, the Participant’s representative) may exercise all or part of this Option at any time before its expiration under the preceding sentence, but only to the extent that this Option has vested on or before the date the Participant’s Service terminates (except as otherwise provided in the Notice) and provided the condition to exercise described in Section 2(a) is satisfied. Except as otherwise set forth in the Notice, when the Participant’s Service terminates, this Option shall expire immediately with respect to the number of Shares for which this Option is not yet vested.

(d)	Expiration if Option is Subject to California Law. Notwithstanding anything to the contrary, if this Option would be subject to Section 25110 of the California Corporations Code or any successor law but for the exemption contained in Section 25102(o) of the California Corporations Code (or any successor law), as provided under Appendix I of the Plan, this Option shall expire on the earliest to occur of the following: (i) the tenth (10th) anniversary of the date of grant; (ii) ninety (90) days following termination of Participant’s Service for any reason other than death, Permanent Disability, Cause, termination without Cause, or voluntary resignation with Good Reason; (iii) one-hundred eighty one (181) days following termination of Participant’s Service without Cause (other than due to death or Permanent Disability) or by voluntary resignation with Good Reason; (iv) one (1) year following termination of Participant’s Service due to death or Permanent Disability; and (v) immediately on the date Participant’s Service terminates for Cause. Subject to Section 2(e), the Participant (or in the case of the Participant’s death or Permanent Disability, the Participant’s representative) may exercise all or part of this Option at any time before its expiration under the preceding sentence, but only to the extent that this Option has vested on or before the date the Participant’s Service terminates (except as otherwise provided in the Notice) and provided the condition to exercise described in Section 2(a) is satisfied. Except as otherwise set forth in the Notice, when the Participant’s Service terminates, this Option shall expire immediately with respect to the number of Shares for which this Option is not yet vested.

(e)	Exercisable for Restricted Stock: With the consent of the Committee, to be provided in its sole discretion, and subject to Section 7(g) of this Agreement, beginning at the earliest of: (i) an Initial Public Offering, (ii) immediately prior to a sale of the underlying Shares in connection with a Change of Control or other Liquidity Event, (iii) the termination of the Participant’s Service, or (iv) ninety (90) days prior to the tenth (10th) anniversary of the date of grant, this Option may be exercised for Restricted Stock that has the same vesting requirements as this Option and such other restrictions as determined by the Committee and as set forth in a Restricted Stock Award Agreement to be provided by the Company. As a condition to exercising this Option for Restricted Stock, the Participant shall execute a Restricted Stock Award Agreement.

SECTION 3. EXERCISE PROCEDURES

(a)

Notice of Exercise. The Participant (or, if applicable the Participant’s representative) may exercise this Option by giving written notice to the Company specifying the election to exercise this Option, the number of Shares for which it is being exercised and the form of payment. Schedule 1 is an example of a “Notice of Exercise”. The Notice of Exercise shall be signed by the person exercising this Option. In the event that this Option is being

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exercised by the Participant’s representative, the notice shall be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise this Option. The Participant or the Participant’s representative shall deliver to the Company, at the time of giving the notice, payment in a form permissible under Section 4 hereof for an amount equal to the Exercise Price (as set forth in the Notice) multiplied by the number of Shares with respect to which this Option is being exercised (the “Purchase Price”).

(b)	Issuance of Shares. After receiving a proper notice of exercise and subject to the terms of the Plan, the Notice and this Agreement, the Company shall cause to be issued a certificate or certificates for the Shares as to which this Option has been exercised, registered in the name of the person exercising this Option; provided that prior to the delivery of the Shares, the Participant enters a joinder to the Stockholders Agreement, or such other agreement in a form and substance satisfactory to the Company.

(c)	Withholding Requirements. The Company may withhold any tax (or other governmental obligation) as a result of the exercise of this Option, as a condition to the exercise of this Option, and the Participant shall make arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements. The Participant shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of Shares purchased pursuant to the exercise of this Option.

(d)	Legend. The Company shall cause to be issued a certificate or certificates for the Shares purchased pursuant to the exercise of this Option registered in the name of the Participant. Unless otherwise determined by the Company, such certificate shall bear the following legend:

“THE VOTING OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, AND THE SALE, ENCUMBRANCE OR OTHER DISPOSITION THEREOF, ARE SUBJECT TO THE PROVISIONS OF THAT CERTAIN STOCK OPTION AGREEMENT BETWEEN THE RECORD HOLDER OF THE SHARES OF STOCK REPRESENTED BY THE CERTIFICATE AND THE ISSUER. SUCH AGREEMENT INCLUDES RESTRICTIONS AND LIMITATIONS ON THE TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE.”

SECTION 4. PAYMENT FOR SHARES

(a)	Cash or Check. All or part of the Purchase Price may be paid in cash or personal check.

(b)	Alternative Methods of Payment. If the Service of the Participant terminates for any reason other than by the Company for Cause or by the Participant without Good Reason, all or any part of the Purchase Price and any applicable withholding requirements may, at the election of the Participant, be paid by one or more of the following methods:

i.	Surrender of Shares. By surrendering of Shares then owned by the Participant; provided that such action would not cause the Company or any Subsidiary to recognize a compensation expense (or additional compensation expense) with respect to the applicable Option for financial reporting purposes, unless the Committee consents thereto. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date of the applicable exercise of this Option.

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ii.	Net Exercise. By reducing the number of Shares otherwise deliverable pursuant to this Option by the number of such Shares having a Fair Market Value on the date of exercise equal to the Purchase Price (and if applicable, such required withholding).

iii.	Exercise/Sale. By delivering (on a form prescribed by the Company) an irrevocable direction (i) to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company, or (ii) to pledge Shares to a securities broker or lender approved by the Company as security for a loan, and to deliver all or part of the loan proceeds to the Company, in each case in payment of all or part of the Purchase Price and any withholding requirements.

SECTION 5. Transfer Or Assignment Of Option.

This Option and the rights and privileges conferred hereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) other than by will or the laws of descent and distribution and shall not be subject to sale under execution, attachment, levy or similar process.

SECTION 6. SHAREHOLDER RIGHTS.

(a)	Stockholders Agreement. As a condition to the issuance of any Shares purchased upon exercise of this Option hereunder, the Participant shall enter into and execute a joinder to the Stockholders Agreement or such other agreement in a form and substance satisfactory to the Company.

(b)	Rights as Shareholder. Until such time as the Shares acquired upon exercise of this Option are repurchased by the Company in accordance with the terms of this Agreement, the Participant (or any successor in interest) shall have all the rights of a shareholder (including dividend and liquidation rights) with respect to such Shares. For the avoidance of doubt, the Participant shall have no rights as a stockholder with respect to the Shares underlying this Option until such Shares have been issued pursuant to the terms of this Agreement.

(c)	Voting Rights. The Participant hereby appoints each Principal Investor as its proxy to vote the Shares acquired upon exercise of this Option, whether at a meeting or by written consent in accordance with the provisions of Section 2 of the Stockholders Agreement (whether or not the Participant is required by the Company to execute a joinder to the Stockholders Agreement). The proxy granted hereby is irrevocable and coupled with an interest sufficient in law to support an irrevocable power. Notwithstanding the above, this paragraph 6(c) shall cease to apply as to any such Shares upon the termination of the Stockholders Agreement as to such Shares.

SECTION 7. SECURITIES LAW ISSUES.

(a)	Securities Not Registered. The Shares acquired upon exercise of this Option have not been registered under the Securities Act. Any Shares acquired upon exercise of this Option are being issued to the Participant in reliance upon either (i) the exemption from such registration provided by Rule 701 promulgated under the Securities Act for stock issuances under compensatory benefit plans such as the Plan or (ii) the exemption for grants made to executive officers of the Company (or one of its Affiliates or Subsidiaries) under Section 4(2) and Regulation D of the Securities Act.

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(b)	Participant Representations. The Participant hereby confirms that he or she has been informed that the Shares acquired upon exercise of this Option are “restricted securities” under the Securities Act which may not be resold or transferred unless they are first registered under the Securities Act or unless an exemption from such registration is available. Accordingly, the Participant hereby represents and acknowledges as follows:

i.	The Shares are being acquired for investment, and not with a view to sale or distribution thereof; and

ii.	The Participant is prepared to hold the Shares for an indefinite period and is aware that Rule 144 promulgated under the Securities Act (which exempts certain resales of securities) is not presently available to exempt the resale of the Shares from the registration requirements of the Securities Act.

(c)	Registration. The Company may, but shall not be obligated, to register or qualify the Shares under the Securities Act or any other applicable law, except, solely with respect to Participants who are signatories to or have executed a joinder with respect to the Registration Rights Agreement, as required under the Registration Rights Agreement.

(d)	Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s Initial Public Offering, the Participant hereby agrees, at the request of the Company or the managing underwriters, to be bound by and/or to execute and deliver, a lock-up agreement with the underwriter(s) of such public offering restricting such Participant’s right to (a) Transfer, directly or indirectly, any Shares acquired under this Agreement or any securities convertible into or exercisable or exchangeable for such Shares or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of Shares acquired under this Agreement, in each case to the extent that such restrictions are agreed to by the Majority Principal Investors (as defined in the Stockholders Agreement) (or a majority of the shares of Common Stock if there are no Principal Investors remaining) with the underwriter(s) of such public offering (the “Principal Lock-Up Agreement”); provided, however, that the Participant shall not be required by this Section 7(d) to be bound by a lock-up agreement covering a period of greater than 90 days (180 days in the case of the Initial Public Offering) following the effectiveness of the related registration statement. Notwithstanding the foregoing, such lock-up agreement shall not apply to: (a) Transfers to Permitted Transferees of the Participant permitted in accordance with the terms of this Agreement, (b) conversions of Shares into other classes of Shares or securities without change of Participant and (c) during the period preceding the execution of the underwriting agreement, Transfers to a charitable organization, described by Section 501(c)(3) of the Code, permitted in accordance with the terms of the Stockholders Agreement.

(e)	Additional Restrictions. The Shares are subject to such additional restrictions as are set forth in the Stockholders Agreement and any employment or consulting agreement between the Participant and the Company or any Subsidiary or Affiliate, as well as such other restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions), that in the judgment of the Company, are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law.

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(f)	Participant Undertaking. The Participant agrees to take whatever additional actions and execute whatever additional documents that the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Shares pursuant to the provisions of this Agreement or to comply with applicable laws.

(g)	Deferral of Exercise. Exercise of this Option may be deferred by the Committee if the Shares are not registered and the Committee determines, in its sole and absolute discretion, that after taking into account the number of holders of record of any class of equity securities of the Company at the time of exercise and potential future holders of record of any class of equity securities of the Company, such exercise may directly or indirectly result in the Company (whether at the time of exercise of this Option or in the future) being required to register any class of equity securities of the Company under applicable law, provided that, no such deferral may extend beyond the tenth (10th) anniversary of the date of grant (as set forth in Section 2(c) above). For the avoidance of doubt, in determining whether or not to defer exercise of this Option, the Committee may take into account (i) potential exercise of Options by Option holders other than the Participant, (ii) other issuances of Shares by the Company, and (iii) the Company’s intention to exercise or not to exercise Call Rights under this Agreement or any similar agreements. Upon a deferral of the exercise of this Option pursuant to this Section 7(g), the expiration of this Option shall be tolled but not beyond the tenth (10th) anniversary of the date of grant.

SECTION 8. TRANSFER OF SHARES

(a)	General Rule. Other than as set forth herein, the Shares acquired upon exercise of this Option may not be transferred to any person other than to the Company or to a Permitted Transferee in accordance with the terms of the Stockholders Agreement (whether or not the Participant has executed a joinder to the Stockholders Agreement) or any other applicable agreement entered into by the Company and the Participant; provided that notwithstanding the Stockholders Agreement, the Company may restrict transfers to a Permitted Transferee if, in its sole and absolute discretion, the Company determines it desirable in order to limit the number of holders of record of shares of stock of the Company, so as to prevent the Company from becoming a reporting company under the Securities and Exchange Act of 1934. Notwithstanding the above, this Section 8(a) shall cease to apply as to any Shares acquired upon exercise of this Option upon an Initial Public Offering, subject to the Stockholders Agreement or any other applicable agreement entered into by the Company and the Participant.

(b)	Transferee Obligations. If the Shares acquired upon exercise of this Option are transferred to a Permitted Transferee, such Permitted Transferee must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Company that such person is bound by the provisions of this Agreement to the same extent such Shares would be so subject if retained by the Participant.

(c)

Drag-Along Rights. The Shares acquired upon exercise of this Option shall be subject to the Drag-Along Rights as set forth in Sections 4.2 and 4.3 of the Stockholders Agreement (whether or not the Participant is a signatory thereof), the provisions of such Sections 4.2 and 4.3 of the Stockholders Agreement to apply mutatis mutandis to this Agreement. The

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Participant shall be deemed to have appointed each member of the Principal Investors, with full power of substitution, as the Participant’s true and lawful representative and attorney-in-fact, in such Participant’s name, place and stead, to execute and deliver any and all agreements that the members of the Principal Investors reasonably believe are consistent with the purposes of Sections 4.2 and 4.3 of the Stockholders Agreement. The foregoing power of attorney is coupled with an interest sufficient in law to support an irrevocable power and shall continue in full force and effect notwithstanding the subsequent death, incapacity, bankruptcy or dissolution of any Participant.

(d)	Tag-Along Rights. The Shares shall be subject to the Tag-Along Rights as, and to the extent, set forth in Section 4.1 of the Stockholders Agreement (whether or not the Participant is a signatory thereof), the provisions of such Section 4.1 of the Stockholders Agreement to apply mutatis mutandis to this Agreement.

(e)	Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any of the Shares acquired upon exercise of this Option or into which such Shares thereby become convertible shall immediately be subject to this Section 8.

SECTION 9. CALL RIGHT

(a)	Call Right. If the Participant’s Service with the Company ceases for any reason, the Company shall have the right (but not an obligation) to call any Shares acquired upon exercise of this Option.

(b)	Exercise Notice. In the event the Company wishes to exercise its Call Right, the Company shall notify the Participant (or any Permitted Transferee to whom the Shares have been transferred) by written notice that the Company has elected to exercise such right, and the number of Shares with respect to which the right is being exercised.

(c)	Execution of Call. The closing of any purchase and sale pursuant to the Call Right shall take place at the principal office of the Company as soon as reasonably practicable and in no event later than thirty (30) days after the date of the Company’s exercise notice described in Section 9(b) or at such other time and location as the parties to such purchase may mutually determine; provided, however, that if this Option would be subject to California law, as provided in Section 2(d) of this Agreement, the closing of any purchase and sale pursuant to the Call right shall in no event take place later than ninety (90) days after the date of termination of the Participant’s Service.

(d)

Purchase Price. If the Company exercises the Call Right, the Participant shall sell, and shall cause any Permitted Transferee to whom Shares acquired pursuant to exercise of this Option have been transferred to sell (and such Permitted Transferee shall sell), to the Company all of the Shares subject to the Call Right and the Company shall purchase each such Share for its Fair Market Value on the date of the issuance of the Company’s exercise notice pursuant to Section 9(b); provided, that, in the event of a termination of the Participant’s Service (i) by the Company for Cause, (ii) by the Participant’s resignation after an inquiry by the Company as to the existence of Cause has been initiated and Cause existed as of the date of such

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resignation, or (iii) by the Participant’s voluntary resignation without Good Reason prior to the third (3rd) anniversary of the Vesting Commencement Date, then the purchase price pursuant to the Call Right shall equal the lesser of the amount paid by the Participant or such Fair Market Value. The Company shall make commercially reasonable efforts, as determined by the Board of Directors in good faith, to pay all or any portion of the repurchase price in cash. However, if the Company cannot make all or any portion of the payment in cash it shall issue a promissory note with a principal amount equal to the amount of the repurchase price which was not paid in cash (e.g., the full amount or a portion thereof, as applicable), on which interest will accrue on the principal thereof at a rate equal to the prime rate and the principal, together with the interest thereon, will become due and payable, to the extent commercially reasonable (as determined by the Board of Directors), in three equal annual installments, payable on the first, second and third anniversaries of the date of issuance thereof.

(e)	Lapse of Rights. The Call Right shall lapse upon the earlier of (i) the eighteen (18) month anniversary of the Participant’s termination of Service, or (ii) an Initial Public Offering; provided, however, that the Company’s rights to purchase Shares upon the Participant’s termination for Cause or resignation that is treated similarly to a termination for Cause (as described in the last sentence of Section 2(a) and Section 9(d)(ii) hereof) shall not lapse on the eighteen (18) month anniversary of the Participant’s termination of Service, but shall lapse upon an Initial Public Offering.

(f)	Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any of the Shares subject to the Call Right or into which such Shares thereby become convertible shall immediately be subject to this Section 9.

(g)	Termination of Rights as Shareholder. If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Shares to be purchased in accordance with this Section 9, then after such time the person from whom such Shares are to be purchased shall no longer have any rights as a holder of such Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

SECTION 10. MISCELLANEOUS PROVISIONS

(a)	No Retention Rights. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary or Affiliate employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

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(b)	Notification. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, or a nationally recognized overnight express mail service with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

(c)	Entire Agreement. This Agreement, the Notice, the Plan, the Stockholders Agreement (or such other stockholders agreement entered into between the Company and the Participant) and any employment or consulting agreement between the Participant and the Company constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(d)	Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(e)	Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be join herein and be bound by the terms hereof.

(f)	Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

SECTION 11. DEFINITIONS.

(a)	“Agreement” shall mean this Option Award Agreement.

(b)	“Call Right” shall mean the Call Right described in Section 9 of this Agreement.

(c)	“Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

(d)	“Company” shall have the meaning described in Section 1(a) of this Agreement.

(e)	“Company Securities” shall mean Common Stock, or such other class or kind of shares or other securities resulting from an event described in Section 10 of the Plan.

(f)	“Good Reason” shall mean either (i) a material reduction in base salary or (ii) a relocation of the Participant’s primary office at least fifty (50) miles farther from both the Participant’s then primary office location and the Participant’s then primary residence, provided the Participant gives notice to the Company of a Good Reason event within thirty (30) days of the occurrence event, the Company does not cure such event within thirty (30) days of receipt of such notice and the Participant terminates employment within ten (10) days thereafter; provided, however, that if a Participant is a party to any employment or other agreement governing the provision of services to the Company or any Subsidiary or Affiliate, and such agreement defines “Good Reason” (or term of like import), “Good Reason” shall have the meaning given to such term (or term of like import) in such agreement.

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(g)	“Initial Public Offering” shall mean (i) “initial public offering” as defined in the Stockholders Agreement and (ii) Company Securities otherwise becoming traded on a national securities exchange.

(h)	“Liquidity Event” shall mean any event whereby the holder of the underlying Shares would be entitled to the tag-along rights set forth in Sections 4.1 of the Stockholders Agreement and/or would be subject to the drag-along provisions set forth in Section 4.2 of the Stockholders Agreement, if such holder of the underlying Shares were a party to the Stockholders Agreement at the time of such event.

(i)	“Notice” shall have the meaning described in Section 1(a) of this Agreement.

(j)	“Participant” shall mean the person named in the Notice.

(k)	“Permanent Disability” shall mean “permanent disability” as defined in any employment or other agreement between the Company and the Participant governing the provision of Service by the Participant to the Company and its Affiliates, and shall be interpreted in accordance with the procedures set forth therein, or in the absence of such an agreement, Permanent Disability shall mean the Participant’s absence from the full-time performance of the Participant’s duties with the Company for 180 consecutive days as a result of incapacity due to mental or physical illness, which is determined to be total and permanent by the Board of Directors, in its sole discretion.

(l)	“Permitted Transferee” shall mean “permitted transferee” as defined in the Stockholders Agreement.

(m)	“Plan” shall have the meaning described in Section 1(a) of this Agreement.

(n)	“Principal Investors” shall mean the “principal investors” as defined in the Stockholders Agreement.

(o)	“Qualified Public Offering” shall mean a “qualified public offering” as defined in the Stockholders Agreement.

(p)	“Registration Rights Agreement” shall mean the Amended and Restated Participation, Registration Rights and Coordination Agreement by and among the Company, Broadcast Media Partners Holdings, Inc., Univision Communications Inc. and Certain Persons who will be stockholders of the Company, dated as of November 23, 2010, as may be amended from time to time.

(q)	“Share” shall mean a share of Common Stock, or such other class or kind of shares or other securities resulting from the application of Section 10 of the Plan.

(r)	“Stockholders Agreement” shall mean the Amended and Restated Stockholders Agreement by and among the Company, Broadcast Media Partners Holdings, Inc., Univision Communications Inc., and Certain Stockholders of Broadcasting Media Partners, Inc., dated as of November 23, 2010, as may be amended from time to time.

(s)	“Transfer” shall mean “transfer” as defined in the Stockholders Agreement.

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SCHEDULE 1

FORM OF NOTICE OF EXERCISE

Broadcasting Media Partners, Inc.

[Address]

Attn: Corporate Secretary

To the Corporate Secretary:

I hereby exercise my stock option granted under the Broadcasting Media Partners, Inc. 2010 Equity Incentive Plan (the “Plan”) and notify you of my desire to purchase the shares that have been offered pursuant to the Plan and related Option Agreement as described below.

In a form permissible under Section 4 of the Option Agreement, I shall pay for the shares, in the amount described below in full payment for such shares plus all amounts required to be withheld by Broadcasting Media Partners, Inc. (the “Company”) under state, Federal or local law as a result of such exercise or shall provide such documentation as is satisfactory to the Company demonstrating that I am exempt from any withholding requirement.

This notice of exercise is delivered this             day of             (month)             (year).

No. Shares to be Acquired	Type of Option	Exercise Price	Total
Nonstatutory
Estimated Withholding
Amount Paid

Very truly yours,

Signature of Participant

Participant’s Name and Mailing Address

Participant’s Social Security Number

EXERCISE NOTICE